Exhibit 4.1

BANK OF MONTREAL

TO

COMPUTERSHARE TRUST COMPANY, N.A. AS SUCCESSOR TO WELLS FARGO

BANK, NATIONAL ASSOCIATION

Trustee

Seventh Supplemental Indenture

Dated as of July 29, 2025

to

Indenture

Dated as of December 12, 2017

Subordinated Debt Securities

6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

TABLE OF CONTENTS

		Page

PARTIES		1
RECITALS OF THE BANK		1

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 101.	Relation to Base Indenture	2
Section 102.	Definition of Terms	2
Section 103.	Benefits of Seventh Supplemental Indenture	8
Section 104.	Conflict with Base Indenture	9
Section 105.	Provisions of Trust Indenture Act	9
Section 106.	Separability Clause	9
Section 107.	Governing Law	9
Section 108.	Meaning of “proportionate share of the Limited Recourse Trust Assets”	9

ARTICLE TWO

THE NOTES

Section 201.	Designation and Principal Amount	10
Section 202.	Maturity	10
Section 203.	Form, Payment and Appointment	10
Section 204.	Global Note	11
Section 205.	Interest	11
Section 206.	No Repayment at the Option of Holders	12
Section 207.	No Sinking Fund	12
Section 208.	Defeasance and Covenant Defeasance	12
Section 209.	Amendments	12

ARTICLE THREE

FORM OF NOTES

Section 301.	Form of Notes	12

ARTICLE FOUR

ISSUE OF NOTES

Section 401.	Issue of Notes	13
Section 402.	Payment at Maturity	13

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ARTICLE FIVE

REMEDIES

Section 501.	Applicability of Article Five of Base Indenture	13
Section 502.	Events of Default	13
Section 503.	Recourse to Limited Recourse Trust Assets Is Sole Remedy	14
Section 504.	Suits for Enforcement by Trustees	14
Section 505.	Application of Money or Limited Recourse Trust Assets Collected	15
Section 506.	Limitation on Suits	15
Section 507.	Delay or Omission Not Waiver	16
Section 508.	Waiver of Claims Relating to a Trigger Event	16
Section 509.	Rights of Holders to Receive Principal Amount and Interest or Redemption Price	16

ARTICLE SIX

SATISFACTION AND DISCHARGE

Section 601.	Applicability of Article Four of the Base Indenture	17
Section 602.	Satisfaction and Discharge of Indenture	17
Section 603.	Application of Trust Money or Limited Recourse Trust Assets	18

ARTICLE SEVEN

TRUSTEE

Section 701.	Money or Limited Recourse Trust Assets Held in Trust	18
Section 702.	Conflicting Interests	18
Section 703.	Trustee to Provide Instructions Upon Request of the Bank	19
Section 704.	Limited Recourse Trust Assets for Notes Payments to be Held in Trust	19

ARTICLE EIGHT

COVENANTS

Section 801.	Additional Amounts	20
Section 802.	No Restriction on Other Indebtedness	22

ARTICLE NINE

LIMITED RECOURSE TRUST

Section 901.	Satisfaction of Payment Obligations with Limited Recourse Trust Assets	22
Section 902.	Limited Recourse Trust Assets	22
Section 903.	Right Not to Deliver Common Shares or Preferred Shares	23
Section 904.	Trigger Event	24
Section 905.	Conversion Rate	24

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Section 906.	Time of Delivery	24
Section 907.	Trigger Event Procedure	25
Section 908.	Duties of Trustee Upon Trigger Event	25
Section 909.	General	25
Section 910.	Agreements of Holders and Beneficial Owners of Notes	26
Section 911.	Amendments to Limited Recourse Trust Declaration	27

ARTICLE TEN

SUBORDINATION OF NOTES

Section 1001.	Applicability of Article Fifteen of Base Indenture	28
Section 1002.	Notes Subordinate to Deposit Liabilities and Other Indebtedness	28

ARTICLE ELEVEN

REDEMPTION OF NOTES

Section 1101.	Applicability of Article Eleven of the Base Indenture	29
Section 1102.	Regulatory or Tax Redemption	29
Section 1103.	Optional Redemption	30
Section 1104.	Mandatory Redemption Upon Redemption of the Preferred Shares	30
Section 1105.	Purchase for Cancellation	30
Section 1106.	Redemption Obligations	31
Section 1107.	Redemption Generally	31
Section 1108.	Notice of Redemption	31
Section 1109.	Agreements of Holders and Beneficial Owners of Notes.	31

ARTICLE TWELVE

MISCELLANEOUS PROVISIONS

Section 1201.	Ratification of Base Indenture	32
Section 1202.	Trustee Not Responsible for Recitals	32
Section 1203.	Execution in Counterparts; E-signatures; Authorized Officer	32
Section 1204.	Indenture and Notes Solely Corporate Obligations	33
Section 1205.	Agreement of Subsequent Investors	33
Section 1206.	Waiver of Jury Trial	33

Exhibits

Exhibit A – Form of Global Note

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SEVENTH SUPPLEMENTAL INDENTURE, dated as of July 29, 2025 (this “Seventh Supplemental Indenture”), between Bank of Montreal, a Canadian chartered bank (herein called the “Bank”), having its principal executive offices located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1 and its head office located at 129 rue Saint Jacques, Montreal, Quebec, Canada H2Y 1L6, and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, a national banking association organized under the law of the United States of America, as Trustee (herein called the “Trustee”).

RECITALS OF THE BANK

WHEREAS, the Bank and the Trustee have heretofore executed and delivered an Indenture, dated as of December 12, 2017 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”) providing for the issuance from time to time of series of the Bank’s unsecured subordinated debt securities (hereinafter called the “Securities”);

WHEREAS, Section 901(7) of the Base Indenture provides that the Bank and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form or terms of Securities of any series as permitted by the Base Indenture;

WHEREAS, pursuant to Section 301 of the Base Indenture, the Bank wishes to provide for the issuance of $1,000,000,000 aggregate principal amount of a new series of Securities to be known as its 6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) (hereinafter called the “Notes”), the form of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this Seventh Supplemental Indenture;

WHEREAS, the Bank has requested that the Trustee execute and deliver this Seventh Supplemental Indenture; and all requirements necessary to make this Seventh Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, and to make the Notes, when executed by the Bank and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Bank, have been satisfied; and the execution and delivery of this Seventh Supplemental Indenture has been duly authorized in all respects;

WHEREAS, BMO LRCN Trust, a trust established under the laws of the Province of Manitoba (the “Limited Recourse Trust”), has been established by the Limited Recourse Trustee (as defined herein) by a declaration of trust dated as of September 4, 2020, as supplemented on September 14, 2020 and February 27, 2024 (as may be further amended, restated or supplemented from time to time, the “Limited Recourse Trust Declaration”); and

WHEREAS, in accordance with the terms of the Limited Recourse Trust Declaration, the Limited Recourse Trustee holds assets in the Limited Recourse Trust for the benefit of the Bank to satisfy the recourse of the Holders in respect of the Bank’s obligations in respect of the Notes under this Seventh Supplemental Indenture.

NOW, THEREFORE, WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of the Holders of Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 101. Relation to Base Indenture.

This Seventh Supplemental Indenture constitutes an integral part of the Indenture.

Section 102. Definition of Terms.

For all purposes of this Seventh Supplemental Indenture:

(a) capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b) a term defined anywhere in this Seventh Supplemental Indenture has the same meaning throughout;

(c) unless otherwise specified or unless the context requires otherwise, (i) all references in this Seventh Supplemental Indenture to Sections refer to the corresponding Sections of this Seventh Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this Seventh Supplemental Indenture; and

(d) the following terms have the meanings given to them in this Section 102(d):

“Additional Amounts” has the meaning specified in Section 801(a).

“Bank” has the meaning specified in the Preamble.

“Base Indenture” has the meaning specified in the Recitals.

“Beneficial Owner” means (i) with respect to a Global Note, the beneficial owners of the relevant Note and (ii) with respect to any definitive Note, the Holders in whose names such Note is registered in the Security Register.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, New York or Toronto, Ontario.

“Calculation Agent” means such bank or other entity (which may be the Bank or an Affiliate of the Bank) as may be appointed by the Bank to act as calculation agent for the Notes.

“Canadian Taxes” has the meaning specified in Section 801(a).

“CAR Guideline” means OSFI’s guidelines for capital adequacy requirements for banks in Canada, as may be amended from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, and any statute hereafter enacted in substitution therefor, as such Code, or substituted statute, may be amended from time to time.

“Common Shares” means the common shares in the capital of the Bank.

“Consent Event” has the meaning specified in Section 703.

“Deeply Subordinated Indebtedness” means Indebtedness which ranks senior in right of payment to Junior Subordinated Indebtedness, but is, by its respective terms, subordinate in right of payment to all other Subordinated Indebtedness.

“Dividend Common Shares” means, with respect to the Preferred Shares and a Trigger Event, that number of Common Shares, if any, issued in respect of the portion of the Share Value of the Preferred Shares equal to any declared and unpaid dividends on the Preferred Shares. For the purposes of the foregoing, the term “Share Value” shall have the meaning ascribed to it in the terms and conditions of the Preferred Shares.

“DTC” has the meaning specified in Section 203.

“Failed Coupon Payment Date” means the fifth Business Day immediately following an Interest Payment Date upon which the Bank does not pay interest on the Notes and has not cured such non-payment by subsequently paying such interest prior to such fifth Business Day.

“FATCA Withholding Tax” has the meaning specified in Section 801(g).

“Global Note” has the meaning specified in Section 204.

“H.15 Daily Update” means the Selected Interest Rates (Daily)—H.15 release of the U.S. Federal Reserve Board of Governors, available at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“Higher Ranked Indebtedness” means all Indebtedness of the Bank then outstanding (including all Subordinated Indebtedness and Deeply Subordinated Indebtedness of the Bank then outstanding) other than Junior Subordinated Indebtedness.

“Indenture” has the meaning specified in the Recitals.

“Ineligible Person” means (i) any Person whose address is in, or whom the Bank or its transfer agent has reason to believe is a resident of, any jurisdiction outside Canada or the United States to the extent that the issuance by the Bank or delivery by its transfer agent to that Person, of Preferred Shares, or, pursuant to an NVCC Automatic Conversion, of Common Shares would require the Bank to take any action to comply with securities, banking or analogous laws of that jurisdiction, and (ii) any Person to the extent that the issuance by the Bank or delivery by its transfer agent to that Person, of Preferred Shares, or, pursuant to an NVCC Automatic Conversion, of Common Shares would, at the time of the Trigger Event, cause the Bank to be in violation of any law to which the Bank is subject.

“Initial Interest Reset Date” means November 26, 2030.

“Interest Payment Date” has the meaning specified in Section 205.

“Interest Rate Calculation Date” has the meaning specified in Section 205.

“Interest Reset Date” means the Initial Interest Reset Date and each fifth anniversary of such date thereafter occurring prior to and not including the Maturity Date.

“Issue Date” means July 29, 2025.

“Junior Subordinated Indebtedness” means Indebtedness which by its terms ranks equally in right of payment with, or is subordinate to, the Notes.

“Limited Recourse Trust” has the meaning specified in the Recitals.

“Limited Recourse Trust Assets” means the assets held in the Limited Recourse Trust from time to time in relation to the Notes, which may only be comprised of (i) Preferred Shares (or proceeds with respect to the subscription for units of the Limited Recourse Trust by the Bank, which are to be used by the Limited Recourse Trust to subscribe for Preferred Shares), (ii) Common Shares issued upon an NVCC Automatic Conversion (other than Dividend Common Shares, if any), (iii) cash from the redemption, or the purchase by the Bank for cancellation, of the Preferred Shares (other than the portion of such cash in respect of declared and unpaid dividends), or (iv) any combination thereof, depending on the circumstances. For greater certainty, at no time shall the Limited Recourse Trust Assets include any dividends paid on the Preferred Shares, any right to receive declared, but unpaid, dividends on the Preferred Shares, or any Dividend Common Shares.

“Limited Recourse Trust Declaration” has the meaning specified in the Recitals.

“Limited Recourse Trustee” means Computershare Trust Company of Canada until a successor Limited Recourse Trustee shall have become such pursuant to the applicable provisions of the Limited Recourse Trust Declaration, and thereafter “Limited Recourse Trustee” shall mean or include each Person who is then a Limited Recourse Trustee thereunder.

“Majority Holders” means the Holders of a majority in principal amount of the Outstanding Notes.

“Mandatory Redemption” has the meaning specified in Section 1104.

“Maturity Date” means November 26, 2085.

“NVCC Automatic Conversion” means, upon the occurrence of a Trigger Event, the automatic conversion of each outstanding Preferred Share into fully-paid and non-assessable Common Shares in accordance with the terms of the Preferred Shares.

“Optional Redemption” has the meaning specified in Section 1103.

“OSFI” means the Office of the Superintendent of Financial Institutions (Canada) (or any successor thereto).

“Preferred Share Redemption” means any redemption by the Bank of Preferred Shares held in the Limited Recourse Trust in accordance with the terms of such Preferred Shares.

“Preferred Share Voting Event” has the meaning specified in Section 703.

“Preferred Shares” means the Bank’s Non-Cumulative 5-Year Fixed Rate Reset Class B Preferred Shares, Series 55 (Non-Viability Contingent Capital (NVCC)).

“Rate Reset Period” means the period from and including the Initial Interest Reset Date to, but excluding, the next Interest Reset Date and each five-year period thereafter from and including such Interest Reset Date to, but excluding, the next Interest Reset Date or the Maturity Date, as applicable.

“Recourse Event” means any of the following: (i) the occurrence of a Failed Coupon Payment Date, (ii) on the Maturity Date, the Bank does not pay the aggregate principal amount of the Notes, together with any accrued and unpaid interest thereon, in cash, (iii) the occurrence of an Event of Default, (iv) in connection with the redemption of the Notes, on the Redemption Date, the Bank does not pay the Redemption Price in cash, or (v) the occurrence of a Trigger Event.

“Redemption Price,” when used with respect to any Note to be redeemed, means the aggregate of (i) the principal amount of the Note, plus (ii) any accrued and unpaid interest on the Note up to, but excluding, the Redemption Date.

“Regulatory Event Date” means the date specified in a letter or other written communication from the Superintendent to the Bank on which the Notes will no longer be recognized in full as eligible “Additional Tier 1” capital or will no longer be eligible to be included in full as risk-based “Total Capital” on a consolidated basis, in each case under the CAR Guideline as interpreted by the Superintendent.

“Securities” has the meaning specified in the Recitals.

“Signature Law” has the meaning specified in Section 1203.

“Significant Shareholder” means any Person who beneficially owns directly, or indirectly through entities controlled by such Person or Persons associated with or acting jointly or in concert with such Person, a percentage of the total number of outstanding shares of a class of the Bank that is in excess of that permitted by the Bank Act.

“Special Event Redemption” has the meaning specified in Section 1102.

“Superintendent” means the Superintendent of Financial Institutions (Canada) appointed pursuant to the Office of the Superintendent of Financial Institutions Act (Canada).

“surrender” or “delivery” of a Note by a Holder means: (a) with respect to any definitive Notes or Global Notes in certificated form, delivery of the certificates representing such Notes, and (b) with respect to any Notes or Global Notes in uncertificated form, delivery of a written order signed by the Holder or Holders entitled to request that one or more actions be taken in such form as may be reasonably acceptable to the Trustee requesting one or more such actions to be taken in respect of such uncertificated Note, and the terms “surrendered” and “delivered” have meanings correlative to the foregoing.

“Tax Act” means the Income Tax Act (Canada), and any statute hereafter enacted in substitution therefor, as such Act, or substituted statute, may be amended from time to time.

“Tax Event Date” means the date on which the Bank has received an opinion of independent counsel of a nationally recognized law firm in Canada experienced in such matters (who may be counsel to the Bank or the Limited Recourse Trust) to the effect that:

(i) as a result of: (A) any amendment to, clarification of, or change (including any announced prospective change) in, the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or any political subdivision or taxing authority thereof or therein, affecting taxation, (B) any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment) (collectively, an “administrative action”), or (C) any amendment to, clarification of, or change (including any announced prospective change) in, the official position with respect to or the interpretation of any administrative action or any interpretation or pronouncement that provides for a position with respect to such administrative action that differs from the theretofore generally accepted position, in each of case (A), (B) or (C), by any legislative body, court, governmental authority or agency, regulatory body or taxing authority in Canada, irrespective of the manner in which such amendment, clarification, change, administrative action, interpretation or pronouncement is made known, which amendment, clarification, change or administrative action is effective or which interpretation, pronouncement or administrative action is announced on or after the date of issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or administrative action is effective and applicable) that: (I) the Bank or the Limited Recourse Trust is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, taxable capital or taxable paid-up capital with respect to the Notes (including the treatment by the Bank of interest on the Notes) or the treatment of the Notes or the Preferred Shares (including dividends thereon) or other assets of the Limited Recourse Trust or the Limited Recourse Trust, as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority, or (II) the Limited Recourse Trust is, or will be, subject to more than a de minimis amount of taxes, duties or other governmental charges or civil liabilities; or

(ii) (A) as a result of any change (including any announced prospective change) in or amendment to the laws or treaties (or any rules, regulations, rulings or administrative pronouncements thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, treaties, rules, regulations, rulings or administrative pronouncements (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of issue of the Notes (or in the case of a successor to the Bank, after the date of the succession), the Bank (or its successor) has or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts on the Notes (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); or (B) on or after the date of issue of the Notes (or in the case of a successor to the Bank, after the date of the succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in clause (ii)(A) above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, will result in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts on the Notes (assuming that such change, amendment, application, interpretation or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); and, in any such case of clauses (ii)(A) or (B), the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor). For the avoidance of doubt, reasonable measures do not include a change in the terms of the Notes or a substitution of the debtor.

“Trigger Event” has the meaning set out in the CAR Guideline, which term currently provides that each of the following constitutes a Trigger Event:

(1) the Superintendent publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion or write-off, as applicable, of the Notes and all other contingent instruments issued by the Bank and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

(2) a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

“Trigger Event Notice” has the meaning specified in Section 906.

“Trustee” has the meaning specified in the Preamble.

“U.S. Treasury Rate” means, for any Rate Reset Period, the rate per annum equal to the average of the yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, for the five business days preceding the applicable Interest Rate Calculation Date appearing (or, if fewer than five business days appear, such number of business days appearing) under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the Calculation Agent in its sole discretion. If no calculation is provided as described above, then the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year treasury rate, will determine the U.S. Treasury Rate in its sole discretion, provided that if the Calculation Agent determines there is an industry-accepted successor five-year treasury rate, then the Calculation Agent will use such successor rate. If the Calculation Agent has determined a substitute or successor base rate in accordance with the foregoing, the Calculation Agent in its sole discretion may determine the business day convention, the definition of business day and the Interest Rate Calculation Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry accepted practices for such substitute or successor base rate.

Section 103. Benefits of Seventh Supplemental Indenture.

Nothing in this Seventh Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Seventh Supplemental Indenture.

Section 104. Conflict with Base Indenture.

If any provision of this Seventh Supplemental Indenture relating to the Notes is inconsistent with any provision of the Base Indenture, such provision of this Seventh Supplemental Indenture shall control.

Section 105. Provisions of Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern this Seventh Supplemental Indenture, the latter provision shall control. If any provision of this Seventh Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Seventh Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 106. Separability Clause.

In case any provision in this Seventh Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 107. Governing Law.

This Seventh Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, except for the first sentence of Section 301(b) and Article Fifteen of the Base Indenture, and Sections 903, 904, 905, 906, 909, 910, and 1002 of this Seventh Supplemental Indenture, which shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 108. Meaning of “proportionate share of the Limited Recourse Trust Assets”.

Wherever used in this Seventh Supplemental Indenture, the phrase “proportionate share of the Limited Recourse Trust Assets” shall mean, with respect to each Holder:

(a) in the case of a Recourse Event other than the occurrence of a Trigger Event,

(i) where the Limited Recourse Trust Assets include Preferred Shares, one Preferred Share for each $1,000 principal amount of Notes held by such Holder, or

(ii) where the Limited Recourse Trust Assets include cash from the redemption of the Preferred Shares, such Holder’s pro rata share (in proportion to the aggregate principal amount of Notes held by such Holder relative to the aggregate principal amount of Outstanding Notes at such time) of such cash (but excluding any cash paid upon the redemption of the Preferred Shares that is attributable to the value of declared and unpaid dividends on the Preferred Shares at the time of redemption); and

(b) in the case of a Recourse Event that is the occurrence of a Trigger Event, for each $1,000 principal amount of Notes held by such Holder, the number of Common Shares issued to the Limited Recourse Trustee upon an NVCC Automatic Conversion for one Preferred Share (but excluding any Dividend Common Shares).

ARTICLE TWO

THE NOTES

Section 201. Designation and Principal Amount.

The Notes may be issued from time to time upon a Bank Order for the authentication and delivery of Notes pursuant to Section 303 of the Base Indenture. There is hereby authorized a series of Securities designated as the 6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6 (Non-Viability Contingent Capital (NVCC)) (Subordinated Indebtedness) having an aggregate principal amount of $1,000,000,000 (except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1107 of the Base Indenture and except for Notes which, pursuant to Section 303 of the Base Indenture are deemed to never have been authenticated and delivered under the Base Indenture). The aggregate principal amount of Notes that may be authenticated and delivered under this Seventh Supplemental Indenture is $1,000,000,000.

Section 202. Maturity.

The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest then owing, is November 26, 2085.

Section 203. Form, Payment and Appointment.

Except as provided in Section 305 of the Base Indenture, the Notes shall be issued only in book-entry form and shall be represented by one or more Global Notes registered in the name of or held by The Depository Trust Company (and any successor thereto) (“DTC”) or its nominee. Principal or the Redemption Price, if any, of a Note shall be payable to the Person in whose name that Note is registered on the Maturity Date or Redemption Date, as the case may be; provided that principal or the Redemption Price, if any, of and interest on the Notes represented by one or more Global Notes registered in the name of or held by DTC or its nominee shall be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such Global Notes. The principal of any certificated Notes shall be payable at the Place of Payment set forth below; provided, however, that payment of interest may be made at the option of the Bank by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment.

The Notes shall have such other terms as are set forth in the form thereof attached hereto as Exhibit A.

The Security Registrar, Authenticating Agent and Paying Agent for the Notes shall initially be the Trustee.

The Place of Payment for the Notes shall initially be the Corporate Trust Office of the Trustee.

The Notes shall be issuable and may be transferred only in minimum denominations of $200,000 or any amount in excess thereof that is an integral multiple of $1,000. The amounts payable with respect to the Notes shall be payable in U.S. dollars.

Section 204. Global Note.

The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Bank may from time to time designate. Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Bank or to a nominee of such successor Depositary.

Section 205. Interest.

The Notes shall bear interest on their principal amount (i) from and including the Issue Date to, but excluding, the Initial Interest Reset Date, at a rate of 6.875% per annum, and (ii) during each Rate Reset Period, at a rate per annum equal to the U.S. Treasury Rate on the applicable Interest Rate Calculation Date plus 2.976%. For each Rate Reset Period, the U.S. Treasury Rate shall be determined by the Calculation Agent on the third Business Day immediately preceding the applicable Interest Reset Date (each such date, an “Interest Rate Calculation Date”).

Interest on the Notes shall be payable quarterly in arrears on February 26, May 26, August 26 and November 26 of each year (each, an “Interest Payment Date”), commencing November 26, 2025.

If any Interest Payment Date falls on a day that is not a Business Day for the Notes, the Bank shall postpone the making of such interest payment to the next succeeding Business Day (and no interest shall be paid in respect of the delay).

Interest on the Notes shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by the United States law of general application. In no event shall the interest rate on the Notes be less than zero.

All determinations and calculations of the Calculation Agent, in the absence of manifest error, shall be conclusive and binding on the Bank and the Holders of the Notes. For the avoidance of doubt and notwithstanding anything to the contrary in the Notes or this Seventh Supplemental Indenture, any determination by the Calculation Agent with respect to or in connection with the implementation of a substitute or successor base rate in accordance with the definition of the U.S. Treasury Rate shall become effective without, and shall not be subject to, consent from the Holders of the Notes or any other party.

Interest on the Notes shall be calculated and paid on the basis of a 360-day year of twelve 30-day months.

For the avoidance of doubt, interest payments shall not be deferrable.

Section 206. No Repayment at the Option of Holders.

The provisions of Article Twelve of the Base Indenture relating to purchases or repayments of Securities by the Bank at the option of the Holder shall not be applicable to the Notes.

Section 207. No Sinking Fund.

The provisions of Article Thirteen of the Base Indenture relating to sinking funds shall not be applicable to the Notes.

Section 208. Defeasance and Covenant Defeasance.

The provisions of Article Fourteen of the Base Indenture relating to Defeasance and Covenant Defeasance shall not be applicable to the Notes.

Section 209. Amendments.

Notwithstanding any other provision of the Indenture or the Notes, the Bank shall not, without the prior written approval of the Superintendent, amend or vary terms of the Notes that would affect the recognition of the Notes as regulatory capital under capital adequacy requirements adopted by the Superintendent.

ARTICLE THREE

FORM OF NOTES

Section 301. Form of Notes.

The Notes and the Trustee’s certificate of authentication thereon are to be substantially in the form attached as Exhibit A hereto, with such changes therein as the officer of the Bank executing the Notes (by manual, facsimile or electronic format (i.e. “.pdf” or “.tif”) signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE FOUR

ISSUE OF NOTES

Section 401. Issue of Notes.

Notes having an aggregate principal amount of $1,000,000,000 may, upon execution of this Seventh Supplemental Indenture, be executed by the Bank and delivered to the Trustee for authentication, and upon Bank Order the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Bank Order pursuant to Section 303 of the Base Indenture without any further action by the Bank (other than as required by the Base Indenture).

Section 402. Payment at Maturity.

In connection with the maturity of the Notes on the Maturity Date, the Bank shall repay the aggregate principal amount of the Notes, together with any accrued and unpaid interest to, but excluding the Maturity Date, in cash. In the event the Bank does not make such payment, the sole remedy of the Holders shall be recourse to the Limited Recourse Trust Assets.

ARTICLE FIVE

REMEDIES

Section 501. Applicability of Article Five of Base Indenture.

For the avoidance of doubt, except as set forth in this Article Five, Article Five of the Base Indenture applies to the Notes.

Section 502. Events of Default.

Notwithstanding any other provisions of the Base Indenture, and for greater certainty, none of (i) the non-payment of principal or interest on the Notes, (ii) a default in the performance of any other covenant of the Bank in the Indenture or (iii) the occurrence of a Trigger Event (including an NVCC Automatic Conversion) shall constitute an Event of Default under this Seventh Supplemental Indenture or the Notes.

In addition, by acquiring any Note, each Holder and Beneficial Owner of such Note or any interest therein, including any Person acquiring any such Note or interest therein after the date hereof, is deemed to irrevocably acknowledge and agree with and for the benefit of the Bank and the Trustee that a Trigger Event (including an NVCC Automatic Conversion) shall not give rise to an Event of Default or a default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.

Section 503. Recourse to Limited Recourse Trust Assets Is Sole Remedy.

For purposes of the Notes, Section 502 of the Base Indenture is hereby replaced in its entirety as follows:

Notwithstanding any other provision in the Indenture or the Notes, by acquiring any Note, each Holder and Beneficial Owner of such Note or any interest therein, including any Person acquiring any such Note or interest therein after the date hereof, is deemed to irrevocably acknowledge and agree with and for the benefit of the Bank and the Trustee that the delivery of such Holder’s proportionate share of the Limited Recourse Trust Assets to such Holder shall exhaust all remedies of such Holder under the Notes including in connection with any Event of Default. All claims of a Holder against the Bank under the Notes shall be extinguished upon receipt by such Holder of such Holder’s proportionate share of the Limited Recourse Trust Assets. If the Bank does not deliver, or fails to cause the Limited Recourse Trustee to deliver, a Holder’s proportionate share of the Limited Recourse Trust Assets to such Holder, the sole remedy of such Holder for any claims against the Bank shall be recourse to such Holder’s proportionate share of the Limited Recourse Trust Assets.

For the avoidance of doubt, the delivery of a Holder’s proportionate share of the Limited Recourse Trust Assets to such Holder shall be deemed to be in full satisfaction of the Notes and shall exhaust all remedies of such Holder against the Bank. In the case of any shortfall resulting from the value of the Limited Recourse Trust Assets being less than the principal amount of and any accrued and unpaid interest on, or the Redemption Price of, the Notes, all losses arising from such shortfall shall be borne by such Holders and no claim may be made against the Bank.

Section 504. Suits for Enforcement by Trustees.

For purposes of the Notes, Section 503 of the Base Indenture is hereby replaced in its entirety as follows:

If an Event of Default occurs and is continuing and the Limited Recourse Trustee fails to deliver a Holder’s proportionate share of the Limited Recourse Trust Assets to such Holder, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, provided that, for the avoidance of doubt, any remedies and any claims against the Bank shall be subject to the limitations set out in Section 503.

Section 505. Application of Money or Limited Recourse Trust Assets Collected.

For purposes of the Notes, Section 506 of the Base Indenture is hereby replaced in its entirety as follows:

Any money or Limited Recourse Trust Assets collected by the Trustee pursuant to the Indenture shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or Limited Recourse Trust Assets on account of principal or interest or of the Redemption Price, as the case may be, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due to the Trustee under Section 607 of the Base Indenture;

SECOND: To the payment of the amounts then due and unpaid on account of the principal amount (including any portion of the Redemption Price representing principal) of the Notes in respect of which or for the benefit of which such money or Limited Recourse Trust Assets has been collected; and

THIRD: To the payment of the amounts then due and unpaid on account of interest (including any portion of the Redemption Price representing interest), on the Notes in respect of which or for the benefit of which such money or Limited Recourse Trust Assets has been collected.

Section 506. Limitation on Suits.

For purposes of the Notes, Section 507 of the Base Indenture is hereby replaced in its entirety as follows:

No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(1) such Holder has previously given written notice to the Trustee of a continuing Event of Default or non-payment of the Redemption Price with respect to the Notes or a failure of the Limited Recourse Trustee to deliver such Holder’s proportionate share of the Limited Recourse Trust Assets to such Holder;

(2) the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or failure of the Limited Recourse Trustee to deliver the proportionate share of the Limited Recourse Trust Assets to a Holder, in its own name as Trustee hereunder;

(3) such Holder or Holders have offered to the Trustee full indemnity and/or security against reasonable costs, expenses and liabilities to be incurred in compliance with such request;

(4) the Trustee for 90 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(5) no direction inconsistent with such written request has been given to the Trustee during such 90-day period by the Majority Holders;

it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

Section 507. Delay or Omission Not Waiver.

For purposes of the Notes, Section 511 of the Base Indenture is hereby replaced in its entirety as follows:

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default or failure of the Limited Recourse Trustee to deliver the proportionate share of the Limited Recourse Trust Assets to a Holder, shall impair any such right or remedy or constitute a waiver of any such Event of Default or failure or an acquiescence therein; and, subject to Section 506 of the Indenture, every right and remedy given by the Indenture or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders as the case may be.

Section 508. Waiver of Claims Relating to a Trigger Event.

To the extent permitted by the Trust Indenture Act, a Holder or Beneficial Owner waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in connection with the receipt by Holders of the Limited Recourse Trust Assets (which shall be the fully-paid and non-assessable Common Shares then held by the Limited Recourse Trust pursuant to an NVCC Automatic Conversion) upon a Trigger Event.

Section 509. Rights of Holders to Receive Principal Amount and Interest or Redemption Price.

For purposes of the Notes, Section 508 of the Base Indenture is hereby replaced in its entirety as follows:

The Holder of any Note shall have the right to receive payment of: (i) the principal amount of and any accrued and unpaid interest on such Note on the Maturity Date or upon the occurrence of any Recourse Event, or (ii) in the case of a redemption, the Redemption Price on such Note on the Redemption Date (or such other date specified in this Indenture) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Holder, provided, however, that the sole remedy of Holders if the Bank does not make such payment shall be recourse to the Limited Recourse Trust Assets.

ARTICLE SIX

SATISFACTION AND DISCHARGE

Section 601. Applicability of Article Four of the Base Indenture.

The provisions of Article Four of the Base Indenture shall be replaced in their entirety by this Article Six for the purposes of the Notes.

Section 602. Satisfaction and Discharge of Indenture.

For purposes of the Notes, Section 401 of the Base Indenture is hereby replaced in its entirety as follows:

The Indenture shall upon Bank Request cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, at the expense of the Bank, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture, when

(a) either:

(1) all Notes theretofore authenticated and delivered (other than (i) Notes which have been mutilated, destroyed, lost or stolen and which have been replaced or paid as provided in Section 306 of the Base Indenture and (ii) Notes for whose payment money or Limited Recourse Trust Assets have theretofore been irrevocably deposited in trust or segregated and held in trust by the Bank and thereafter repaid to the Bank or discharged from such trust, as provided in Section 1003 of the Base Indenture or Section 704, as the case may be) have been delivered to a Trustee for cancellation; or

(2) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Bank has deposited or caused to be deposited with the Trustee in trust (i) funds in an amount sufficient to discharge the entire indebtedness on such Notes for principal amount and interest to the Maturity Date or to the Redemption Date, as the case may be, or (ii) in the event of a Recourse Event, all Limited Recourse Trust Assets which Holders of such Notes are entitled to receive under Section 902;

(b) the Bank has paid or caused to be paid all other sums payable hereunder by the Bank; and

(c) the Bank has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture have been complied with.

Notwithstanding the satisfaction and discharge of the Indenture, the obligations of the Bank to the Trustee under Section 607 of the Base Indenture and, if money or Limited Recourse Trust Assets shall have been deposited with the Trustee pursuant to subclause (2) of Clause (a) of this Section, the obligations of the Trustee under Section 603, Section 707 and the last paragraph of Section 1003 of the Base Indenture shall survive.

Section 603. Application of Trust Money or Limited Recourse Trust Assets.

For purposes of the Notes, Section 402 of the Base Indenture is hereby replaced in its entirety as follows:

Subject to the last paragraph of Section 1003 of the Base Indenture and Section 707, all money or Limited Recourse Trust Assets deposited with the Trustee pursuant to Section 401 shall be held in trust and applied by it, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Bank acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal amount and interest, for whose payment such money or Limited Recourse Trust Assets has been deposited with the Trustee.

ARTICLE SEVEN

TRUSTEE

Section 701. Money or Limited Recourse Trust Assets Held in Trust.

The Limited Recourse Trustee shall hold assets in the Limited Recourse Trust in respect of more than one series of limited recourse capital notes and the assets (including the Bank’s preferred shares) for each such series will be held separate from the assets for other series.

Section 702. Conflicting Interests.

To the extent permitted by the Trust Indenture Act, a Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under the Limited Recourse Trust Declaration.

Subject to Section 608 of the Base Indenture, the same Person may be named as the Trustee and the Limited Recourse Trustee.

Notwithstanding any conflict of interest of the Trustee, the Indenture and the Notes shall remain valid.

Section 703. Trustee to Provide Instructions Upon Request of the Bank.

If at any time the Bank requests instructions from the Trustee pursuant to a Bank Order as required under the Limited Recourse Trust Declaration (i) in respect of statutory voting rights or voting rights conferred by the bylaws of the Bank in respect of Preferred Shares held by the Limited Recourse Trustee and a meeting of holders of the Bank’s preferred shares, including the holders of Preferred Shares, has been called or a written consent is sought from the holders of the Bank’s preferred shares, including the holders of Preferred Shares (each a “Preferred Share Voting Event”) or (ii) in respect of any consent or approval of Holders required under the terms of the Limited Recourse Trust Declaration and the Indenture in respect of an amendment to the Limited Recourse Trust Declaration (each a “Consent Event”), the Trustee shall provide notice of such Preferred Share Voting Event or Consent Event, as applicable, to the Holders and solicit voting instructions from such Holders in respect of such matters for the purpose of preserving the value of the Holders’ interest in the Notes. In respect of each Preferred Share Voting Event and Consent Event, each Holder shall be entitled to provide instructions in proportion to the aggregate principal amount of Notes held by such Holder.

The Trustee shall deliver to the Bank the voting instructions received from the Holders and the Bank shall direct the Limited Recourse Trustee to (i) vote the Preferred Shares, in respect of each Preferred Share Voting Event, then held by the Limited Recourse Trustee in accordance with such voting instructions (it being understood that the Limited Recourse Trustee shall be directed to vote the Preferred Shares in favor of, against and abstain on, any matter in the same proportion as voted or abstained on by the Holders) or (ii) take such action, or abstain from taking such action, as the case may be, that is the subject matter of the applicable Consent Event and is approved by the consent of the Holders of the requisite principal amount of Outstanding Notes in accordance with Section 911.

Section 704. Limited Recourse Trust Assets for Notes Payments to be Held in Trust.

Subject to applicable laws, any Limited Recourse Trust Assets deposited with the Trustee or any Paying Agent in trust to be applied in the manner provided herein and remaining unclaimed for two years after such principal amount, interest or the Redemption Price has become due and payable shall be paid to the Bank on Bank Order; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Bank for payment or delivery thereof, and all liability of the Trustee or such Paying Agent with respect to such Limited Recourse Trust Assets, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Bank cause to be published once, in a newspaper published in the English language, customarily published on each Business Day and of general circulation in the City of Toronto, Ontario, Canada, notice that such Limited Recourse Trust Assets remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such publication, any unclaimed balance of such Limited Recourse Trust Assets then remaining will be paid to the Bank.

ARTICLE EIGHT

COVENANTS

Section 801. Additional Amounts.

(a) All payments made by the Bank under or with respect to the Notes shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless the Bank is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof. If the Bank is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to the Notes, the Bank shall pay to each Holder as additional interest such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each such Holder after such withholding or deduction (and after deducting any Canadian Taxes on such Additional Amounts) shall not be less than the amount such Holder would have received if such Canadian Taxes had not been withheld or deducted, except as set forth below. The Bank shall, if any Additional Amounts shall become payable, promptly notify the Trustee thereof in writing. However, no Additional Amounts shall be payable with respect to a payment made to a Holder in respect of the beneficial owner thereof:

(i) which is subject to such Canadian Taxes by reason of the Holder or beneficial owner not dealing at arm’s-length (for the purposes of the Tax Act) with the Bank at the time of the Bank making of such payment;

(ii) which is subject to such Canadian Taxes by reason of the Holder or beneficial owner being a “specified non-resident shareholder” of the Bank for purposes of the Tax Act or a non-resident person not dealing at arm’s-length with a “specified shareholder” (within the meaning of subsection 18(5) of the Tax Act) of the Bank;

(iii) which is subject to such Canadian Taxes by reason of the Holder or beneficial owner being a “specified entity” (within the meaning of subsection 18.4(1) of the Tax Act) in respect of the Bank;

(iv) which is subject to such Canadian Taxes by reason of the Holder or beneficial owner being a resident, domiciliary or national of, engaged in business or maintaining a permanent establishment or other physical presence in or otherwise having some connection with Canada or any province or territory thereof otherwise than by the mere holding of the Notes or the receipt of payments thereunder;

(v) which is subject to such Canadian Taxes by reason of the Holder or beneficial owner’s failure to comply with any certification, identification, documentation or other reporting requirements if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes (provided that the Bank advises the Trustee and the Holders of such Notes then outstanding of any change in such requirements);

(vi) with respect to any Note presented for payment more than 30 days after the later of (x) the date payment is due and (y) the date on which funds are made available for payment, except to the extent that the Holder thereof would have been entitled to such Additional Amounts on presenting same for payment on or before such thirtieth day;

(vii) with respect to any tax that is levied or collected otherwise than by withholding from payments on or in respect of a Note;

(viii) with respect to any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge; or

(ix) which is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the Notes directly.

(b) The Bank shall also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.

(c) The Bank shall furnish to the Holders of the relevant Notes, within 60 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, certified copies of tax receipts or other documents evidencing such payment.

(d) In any event, no Additional Amounts shall be payable under the provisions described above in respect of any Note in excess of the Additional Amounts which would be required if, at all relevant times, the beneficial owner of such Note were a resident of the United States for purposes of, and was entitled to the benefits of the Canada-U.S. Income Tax Convention (1980), as amended, including any protocols thereto. As a result of the limitation on the payment of Additional Amounts discussed in the preceding sentence of this Section 801(d), the Additional Amounts received by certain Holders in respect of beneficial owners of the Notes may be less than the amount of Canadian Taxes withheld or deducted and, accordingly, the net amount received by such Holders of those Notes shall be less than the amount such Holders would have received had there been no such withholding or deduction in respect of Canadian Taxes.

(e) Wherever in the Indenture there is mentioned, in any context, the payment of principal or interest or any other amount payable under or with respect to a Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable as set forth in this Section 801.

(f) In the event of the occurrence of any transaction or event resulting in a successor to the Bank, all references to Canada in the preceding paragraphs of this subsection shall be deemed to be references to the jurisdiction of organization of the successor entity.

(g) Notwithstanding the provisions of this Section 801, all payments shall be made net of any deduction or withholding imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement) (any such withholding, a “FATCA Withholding Tax”), and no Additional Amounts shall be payable as a result of any such FATCA Withholding Tax.

Section 802. No Restriction on Other Indebtedness.

The Bank may create, issue or incur any other Indebtedness which, in the event of the insolvency or winding-up of the Bank, would rank in right of payment in priority to, equally with, or subordinate to the Notes.

ARTICLE NINE

LIMITED RECOURSE TRUST

Section 901. Satisfaction of Payment Obligations with Limited Recourse Trust Assets.

Notwithstanding any other provision in the Indenture, the sole remedy of Holders in the event of a Recourse Event (including, for the avoidance of doubt, the non-payment of the principal amount of, interest on or the Redemption Price for the Notes when due) shall be recourse to the Limited Recourse Trust Assets. Upon any such Recourse Event, the principal amount of, and accrued and unpaid interest (if any) on, the Notes will be due and payable; provided that recourse for such principal amount and accrued and unpaid interest shall be solely to the Limited Recourse Trust Assets. All claims of a Holder against the Bank shall be extinguished upon receipt by such Holder of such Holder’s proportionate share of the Limited Recourse Trust Assets. The delivery of a Holder’s proportionate share of the Limited Recourse Trust Assets to such Holder shall be deemed to be in full satisfaction of the Notes and shall exhaust all remedies of such Holder against the Bank in accordance with Section 503 regardless of whether the value of such Limited Recourse Trust Assets is less than the principal amount of and any accrued and unpaid interest on the Notes or the Redemption Price of the Notes, as applicable. Upon the distribution of the Limited Recourse Trust Assets to the Holders, the Bank will instruct the Trustee to cancel the corresponding Notes.

Section 902. Limited Recourse Trust Assets.

(a) In connection with the issuance of the Notes, the Bank will cause the Limited Recourse Trustee to hold Limited Recourse Trust Assets in the Limited Recourse Trust, that will, on the Issue Date, consist of 1,000,000 Preferred Shares.

(b) From and after the Issue Date, in the event of a Recourse Event, each Holder will be entitled to receive from the Limited Recourse Trust, such Holder’s proportionate share of the Limited Recourse Trust Assets.

(c) Upon the occurrence of a Recourse Event that is a Trigger Event, each Holder will be entitled to receive from the Limited Recourse Trust, such Holder’s proportionate share of the Limited Recourse Trust Assets (subject to Section 903) (which shall be the fully-paid and non-assessable Common Shares (other than any Dividend Common Shares) then held in the Limited Recourse Trust pursuant to an NVCC Automatic Conversion).

(d) In accordance with the Limited Recourse Trust Declaration and subject to the provisions thereof, the Bank shall not permit the Limited Recourse Trustee to distribute any Limited Recourse Trust Assets other than (i) cash that does not constitute proceeds of a Preferred Share Redemption or purchase for cancellation of Preferred Shares, and (ii) in connection with the redemption or cancellation of any Notes or the redemption of the Preferred Shares pursuant to any Preferred Share Redemption. Notwithstanding the foregoing, the Limited Recourse Trustee shall remain free to distribute the Limited Recourse Trust Assets to Holders upon a Recourse Event and to distribute, at any time, to the Bank as sole unitholder of the Limited Recourse Trust (i) any dividends declared and paid on the Preferred Shares while held by the Limited Recourse Trustee, (ii) the proceeds of the sale of any Dividend Common Shares issued to the Limited Recourse Trustee upon an NVCC Automatic Conversion, and (iii) cash received upon redemption of the Preferred Shares in respect of any accrued and unpaid dividends.

(e) If a Recourse Event occurs, the Bank will, no later than one Business Day after the occurrence of such Recourse Event, notify the Limited Recourse Trustee and the Trustee in writing of the occurrence of such Recourse Event, and the Bank will take any necessary actions to cause the Limited Recourse Trustee to deliver to each Holder such Holder’s proportionate share of the Limited Recourse Trust Assets in accordance with the terms of the Limited Recourse Trust Declaration and the Indenture.

Section 903. Right Not to Deliver Common Shares or Preferred Shares.

Notwithstanding any other provision in the Indenture or the Limited Recourse Trust Declaration, the Bank reserves the right not to deliver Common Shares or Preferred Shares to any Person whom the Bank or its transfer agent has reason to believe is an Ineligible Person or any Person who, by virtue of that delivery, would become a Significant Shareholder. In such circumstances, the Bank will hold, as agent for such Persons, the Common Shares or Preferred Shares that would have otherwise been delivered to such Persons and will attempt to facilitate the sale of such Common Shares or Preferred Shares to parties other than the Limited Recourse Trust or the Bank and its Affiliates on behalf of such Persons through a registered dealer to be retained by the Bank on behalf of such Persons. Those sales (if any) may be made at any time and at any price. The Bank shall not be subject to any liability for failure to sell any such Common Shares or Preferred Shares on behalf of such Persons or at any particular price on any particular day. The net proceeds received by the Bank or its transfer agent from the sale of any such Common Shares or Preferred Shares will be divided among the applicable Persons in proportion to the number of Common Shares or Preferred Shares that would otherwise have been delivered to them after deducting the costs of sale and any applicable withholding taxes. The Bank shall deliver a check or send a wire transfer in immediately available funds representing the aggregate net proceeds to the Depository (if the Common Shares or Preferred Shares are then held in the form of one or more global securities) or in all other cases to such Persons in accordance with the regular practices and procedures of the Depository or otherwise.

Section 904. Trigger Event.

Upon the occurrence of a Trigger Event and immediately following an NVCC Automatic Conversion, each Holder will be entitled to receive from the Limited Recourse Trust, such Holder’s proportionate share of the Limited Recourse Trust Assets, subject to Section 903.

Section 905. Conversion Rate.

The number of Common Shares that will be held in the Limited Recourse Trust following an NVCC Automatic Conversion and immediately before the delivery of the Common Shares (other than any Dividend Common Shares) to Holders will be equal to the product of (a) the number of Preferred Shares held in the Limited Recourse Trust immediately prior to an NVCC Automatic Conversion, times (b) the quotient obtained by dividing (i) the Multiplier multiplied by the Share Value, by (ii) the Conversion Price (rounding down, if necessary to the nearest whole number of Common Shares). For the purposes of this Section 905, the terms “Multiplier,” “Share Value” and “Conversion Price” shall have the respective meanings ascribed to them in the terms and conditions applicable to the Preferred Shares.

Each Holder shall receive the number of Common Shares (subject to Section 903 and excluding any Dividend Common Shares) in proportion to the principal amount of the Outstanding Notes held by each Holder. For greater certainty, any accrued and unpaid interest will not be taken into account.

Section 906. Time of Delivery.

The delivery of the Common Shares is deemed to be effected immediately following the occurrence of an NVCC Automatic Conversion and the Person or Persons entitled to receive Limited Recourse Trust Assets (which shall be the fully-paid and non-assessable Common Shares then held in the Limited Recourse Trust pursuant to an NVCC Automatic Conversion (other than any Dividend Common Shares)) upon a Recourse Event that is a Trigger Event shall be treated for all purposes as having become the holder or holders of record of such Common Shares at such time. Subject to Section 903, as promptly as practicable after the occurrence of a Trigger Event, the Bank shall announce the applicable Recourse Event by way of a press release and shall give notice (a “Trigger Event Notice”) of the delivery of the Common Shares in accordance with the provisions of Section 106 of the Base Indenture to the Holders and the Trustee. Immediately following the NVCC Automatic Conversion, any certificates representing the Notes shall represent the right to receive upon surrender thereof the applicable number of Common Shares as specified in Section 905. The provisions hereof shall be mandatory and binding upon the Bank and all Holders notwithstanding anything else including, without limitation: (i) the existence or prior occurrence of an Event of Default in respect of the Notes; (ii) any prior action to or in furtherance of a redeeming, exchanging or converting the Notes pursuant to the other terms and conditions of the Indenture and (iii) any delay or impediment to the issuance of the Common Shares pursuant to an NVCC Automatic Conversion or the delivery of the Common Shares to the Holders.

Section 907. Trigger Event Procedure.

(a) If the Notes are held in the form of one or more Global Notes at the time of the Trigger Event, within two Business Days of its receipt of the Trigger Event Notice, the Trustee shall, acting pursuant to the Indenture, cause such notice to be transmitted to the direct participants of DTC holding the Notes at such time.

(b) If the Notes are held in definitive form at the time of the Trigger Event, the Bank will provide Holders with a notice describing, among other things, how the Bank intends to cause the Limited Recourse Trustee to deliver the evidence of beneficial ownership of the Common Shares and requesting such Holders to provide the Bank with their relevant securities account information for purposes of receiving such evidence of beneficial ownership.

(c) The Bank shall have no liability to any Holder or Beneficial Owner of the Notes from any delay in the receipt of the evidence of beneficial ownership of the Common Shares resulting from the Bank’s compliance with applicable operational and legal requirements.

Section 908. Duties of Trustee Upon Trigger Event.

Upon receipt by Holders of their proportionate share of the Limited Recourse Trust Assets, the Trustee shall not be required to take any further directions from Holders or Beneficial Owners of the Notes under the Indenture. The Indenture shall impose no duties upon the Trustee whatsoever with respect to any calculations in connection with an NVCC Automatic Conversion or delivery of Common Shares upon a Trigger Event (except for the delivery of a notice by the Trustee to participants of DTC following a Trigger Event pursuant to Section 907).

Section 909. General.

(a) The delivery to a Holder of its proportionate share of the Limited Recourse Trust Assets (which shall be fully-paid and non-assessable Common Shares then held by the Limited Recourse Trustee pursuant to an NVCC Automatic Conversion (other than any Dividend Common Shares)) shall exhaust all remedies of such Holder under the Notes including in connection with any Trigger Event. All claims of a Holder against the Bank shall be extinguished upon receipt by such Holder of the applicable Common Shares. If tax is required to be withheld from such delivery of Common Shares, the number of Common Shares received by a Holder shall reflect an amount net of any applicable withholding tax.

(b) Notwithstanding any other provision of the Indenture or the Notes, the Trigger Event and the delivery of Common Shares to the Holders pursuant to the provisions hereof shall not be an Event of Default and the only consequence of a Trigger Event shall be the right of the Holders to receive the Limited Recourse Trust Assets (which shall be the fully-paid and non- assessable Common Shares then held by the Limited Recourse Trustee pursuant to an NVCC Automatic Conversion (other than any Dividend Common Shares)).

(c) The Trustee shall have no duty to determine the occurrence of a Trigger Event or any calculations in connection with such Trigger Event. The Trustee makes no representation as to the validity or value of any securities or assets delivered upon a Trigger Event, and the Trustee shall not be responsible for the Bank’s failure to comply with any provisions of this Article Nine.

(d) Notwithstanding any other provision of the Indenture or the Notes, a failure to provide any notice referred to in Section 906, Section 907 or Section 908, shall not have any impact on the effectiveness of, or otherwise invalidate, any of the recourse mechanics described in the Indenture, or give the Holders and Beneficial Owners of the Notes any rights as a result of such failure.

Section 910. Agreements of Holders and Beneficial Owners of Notes.

By acquiring any Note, each Holder and Beneficial Owner of such Note or any interest therein, including any Person acquiring any such Note or interest therein after the date hereof, shall be deemed to have irrevocably acknowledged and agreed with and for the benefit of the Bank and the Trustee as follows:

(a) that the delivery of the Holder’s proportionate share of the Limited Recourse Trust Assets to such Holder shall exhaust all remedies of such Holder against the Bank under the Notes, including in connection with any Recourse Event that is a Trigger Event, and all claims of a Holder against the Bank shall be extinguished upon receipt by such Holder of such Holder’s proportionate share of the Limited Recourse Trust Assets (which shall be the fully-paid and non-assessable Common Shares then held by the Limited Recourse Trustee pursuant to an NVCC Automatic Conversion (other than any Dividend Common Shares)) upon the occurrence of a Recourse Event that is a Trigger Event, which occurrence and resulting delivery of Common Shares shall occur without any further action on the part of such Holder or Beneficial Owner or the Trustee;

(b) that the delivery of Common Shares or the occurrence of a Trigger Event shall not constitute an Event of Default under the terms of the Notes or the Indenture, and upon receipt by Holders of their proportionate share of the Limited Recourse Trust Assets, no Holder or Beneficial Owner of the Notes shall have any rights against the Bank with respect to the repayment of the principal of, or interest on, the Notes;

(c) that, (i) upon receipt by Holders of their proportionate share of the Limited Recourse Trust Assets, the Trustee shall not be required to take any further directions from Holders or Beneficial Owners of the Notes under the Indenture and (ii) the Indenture shall impose no duties upon the Trustee whatsoever with respect to the delivery of the Limited Recourse Trust Assets (which shall be the fully-paid and non-assessable Common Shares then held by the Limited Recourse Trustee pursuant to an NVCC Automatic Conversion (other than any Dividend Common Shares)) immediately following an NVCC Automatic Conversion (except for the delivery of a notice by the Trustee to participants of DTC following a Trigger Event pursuant to Section 907);

(d) that such Holder or Beneficial Owner authorizes, directs and requests DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the delivery of the Limited Recourse Trust Assets (which shall be the fully-paid and non-assessable Common Shares then held in the Limited Recourse Trust pursuant to an NVCC Automatic Conversion (other than any Dividend Common Shares)) immediately following an NVCC Automatic Conversion without any further action or direction on the part of such Holder or such Beneficial Owner or the Trustee; and

(e) that such Holder or Beneficial Owner acknowledges and agrees that all authority conferred or agreed to be conferred by any Holder and Beneficial Owner pursuant to the provisions described above shall be binding upon the successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives of each Holder and Beneficial Owner of a Note or any interest therein.

Section 911. Amendments to Limited Recourse Trust Declaration.

(a) Any amendment or supplemental declaration of trust for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Limited Recourse Trust Declaration shall require the consent of the Majority Holders; provided, however, that to the extent any such addition, change or elimination is in respect of the definition of “Trust Assets” in Section 1.1 (Definitions), Section 2.3 (Objective of Trust), Section 2.4 (Ownership of Trust Assets), Section 2.5 (Binding Effect), Section 2.6 (Legal Character of Trust), Section 10.6 (Acquisition and Administration of Trust Assets) and Article 14 (Termination) of the Limited Recourse Trust Declaration (or the equivalent sections of the Limited Recourse Trust Declaration following any addition, change or elimination to the Limited Recourse Trust Declaration permitted in accordance with this Section 911), such addition, change or elimination shall not be made without the consent of the Holder of each Outstanding Note affected thereby. For certainty, a change to the governing law of the Limited Recourse Trust Declaration in accordance with the provisions of the Limited Recourse Trust Declaration shall not require the consent of any Holders. It shall not be necessary for any Act of Holders under this Section 911(a) to approve the particular form of any proposed amendment or supplemental declaration of trust, but it shall be sufficient if such Act shall approve the substance thereof.

(b) Notwithstanding Section 911(a), without the consent of any holders, the Limited Recourse Trustee may make any amendment to the Limited Recourse Trust Declaration or enter into supplemental declarations of trust to the Limited Recourse Trust Declaration for any of the following purposes:

(i) to evidence and provide for the acceptance of appointment by a successor Limited Recourse Trustee; or

(ii) to cure any ambiguity, to correct or supplement any provision of the Limited Recourse Trust Declaration which may be defective or inconsistent with any other provision of the Limited Recourse Trust Declaration, to add, amend, correct or supplement any provision of the Limited Recourse Trust Declaration which may become incorrect or inaccurate as a result of the passage of time (including changes to the provisions of legislation referred to in the Limited Recourse Trust Declaration) or to make any other provisions with respect to matters or questions arising under the Limited Recourse Trust Declaration, provided that such action pursuant to this Section 911(b) shall not adversely affect the interests of the Holders in any material respect.

ARTICLE TEN

SUBORDINATION OF NOTES

Section 1001. Applicability of Article Fifteen of Base Indenture.

(a) For the avoidance of doubt, the provisions of Article Fifteen of the Base Indenture shall be applicable to the Notes, except as modified herein.

(b) Solely for purposes of the Notes (and not in relation to any other series of Securities), all references in Article Fifteen of the Base Indenture to “Senior Indebtedness” shall hereby be replaced with references to “Higher Ranked Indebtedness.”

Section 1002. Notes Subordinate to Deposit Liabilities and Other Indebtedness.

For purposes of the Notes, Section 1501 of the Base Indenture is hereby replaced in its entirety as follows:

The Notes are direct unsecured debt obligations constituting subordinated indebtedness within the meaning of the Bank Act and, in the event of the insolvency or winding-up of the Bank, the Indebtedness evidenced by the Notes shall rank:

(a) subordinate in right of payment to the prior payment in full of all Higher Ranked Indebtedness; and

(b) in right of payment equally with and not prior to the Junior Subordinated Indebtedness (other than the Junior Subordinated Indebtedness which by its terms ranks subordinate to the Notes),

in each case, whether now outstanding or hereinafter incurred.

Notwithstanding the foregoing, in the event of the occurrence of a Recourse Event, including an Event of Default, the sole remedy of the Holders shall be recourse to the Limited Recourse Trust Assets.

The Bank agrees and each Holder and Beneficial Owner of any Note, by his, her or its acceptance of such Note, also agrees and shall be deemed conclusively to have agreed, for the benefit of the present and future holders of Higher Ranked Indebtedness, and for the benefit of all present and future holders of Indebtedness to which the Notes are subordinate in right of payment, to the provisions of this Article Ten and Article Fifteen of the Base Indenture and the Bank and each Holder of any Note by his, her or its acceptance of such Note shall be bound by such provisions.

ARTICLE ELEVEN

REDEMPTION OF NOTES

Section 1101. Applicability of Article Eleven of the Base Indenture.

For the avoidance of doubt, the provisions of Article Eleven of the Base Indenture shall be applicable with respect to the Notes, except as modified herein. In addition, for purposes of the Notes, Section 1101 of the Base Indenture is hereby replaced in its entirety as follows:

Subject to any applicable law restricting the redemption of the Notes, including the Bank Act and the regulations and guidelines thereunder, including the CAR Guideline, and provided that a Trigger Event has not occurred, the Notes shall be redeemable in accordance with this Article Eleven. For certainty, the Bank will not redeem the Notes under any circumstances if such redemption would, directly or indirectly, result in the Bank’s breach of any provision of the Bank Act.

Subject to any law restricting the redemption of the Securities, Securities of any series that are redeemable before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified as contemplated by Section 301 for such Securities) in accordance with this Article.

Section 1102. Regulatory or Tax Redemption.

The Bank may, at its option, with the prior written approval of the Superintendent and without the consent of the Holders of the Notes, redeem the Notes, in whole but not in part, on not less than 10 days’ and not more than 60 days’ prior notice to the Holders of the Notes, (i) at any time following a Regulatory Event Date, or (ii) at any time following the occurrence of a Tax Event Date, in each case at the Redemption Price (a “Special Event Redemption”).

From and after the date of a Special Event Redemption, any Outstanding Notes so redeemed shall cease to be outstanding, the Holders thereof shall cease to be entitled to interest thereon, and any certificates representing the Notes shall represent only the right to receive, upon surrender thereof, the Redemption Price.

Section 1103. Optional Redemption.

The Bank may, at its option, with the prior written approval of the Superintendent and without the consent of the Holders, redeem the Notes, in whole or in part, on not less than 10 days’ and not more than 60 days’ prior notice to the Holders of the Notes, on the Initial Interest Reset Date and on each February 26, May 26, August 26 and November 26 thereafter, at the Redemption Price (an “Optional Redemption”).

From and after the date of an Optional Redemption, any Outstanding Notes so redeemed shall cease to be outstanding, the Holders thereof shall cease to be entitled to interest thereon, and any certificates representing the Notes shall represent only the right to receive, upon surrender thereof, the Redemption Price.

Section 1104. Mandatory Redemption Upon Redemption of the Preferred Shares.

Upon the occurrence of a Preferred Share Redemption prior to the Maturity Date (such redemption will be subject to the prior written approval of the Superintendent), a corresponding number of Outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Preferred Shares redeemed by the Bank pursuant to the Preferred Share Redemption shall automatically and immediately be redeemed, for a cash amount equal to the Redemption Price (a “Mandatory Redemption”), on a full and permanent basis, without any action on the part of, or the consent of, the Holders. For certainty, to the extent that, in accordance with the terms of the Indenture, the Bank has immediately prior to or concurrently with such redemption of Preferred Shares redeemed or purchased for cancellation outstanding Notes with an aggregate principal amount equal to the aggregate face amount of Preferred Shares being redeemed, such requirement to redeem a corresponding number of Notes shall be deemed satisfied.

From and after the date of a Mandatory Redemption, any Outstanding Notes so redeemed shall cease to be outstanding, the Holders thereof shall cease to be entitled to interest thereon, and any certificates representing the Notes shall represent only the right to receive, upon surrender thereof, the Redemption Price.

Section 1105. Purchase for Cancellation.

At any time, the Bank may, with the prior written approval of the Superintendent, purchase Notes, in whole or in part, in the open market or by tender (available to all Holders of Notes), by private contract or otherwise at such price or prices and upon such terms and conditions as the Bank in its absolute discretion may determine, subject, however, to any applicable law restricting the purchase of Notes. Any Notes purchased by the Bank shall be cancelled. Notwithstanding the foregoing, any subsidiary of the Bank may purchase Notes in the ordinary course of its business of dealing in securities.

If any Notes are so purchased for cancellation, subject to the provisions of the Bank Act, the consent of the Superintendent and various restrictions on the retirement of Preferred Shares, the Bank shall redeem a corresponding number of Preferred Shares (which Preferred Shares will have a face amount equal to the aggregate principal amount of the Notes to be cancelled) then held in the Limited Recourse Trust for cancellation.

Section 1106. Redemption Obligations.

Except as provided in this Article Eleven, the Bank shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

Section 1107. Redemption Generally.

(a) If the Bank does not pay the applicable Redemption Price in cash when required, a Recourse Event will have occurred and each Holder of the Notes’ sole remedy shall be the delivery of such Holder’s proportionate share of the Limited Recourse Trust Assets.

(b) The Bank will not redeem the Notes under any circumstance if such redemption would, directly or indirectly, result in the Bank’s breach of any provision of the Bank Act or CAR Guideline, as may be amended from time to time.

(c) Any Notes redeemed by the Bank will be cancelled and will not be reissued. The Notes are not redeemable at the option or election of Holders or Beneficial Owners.

Section 1108. Notice of Redemption.

(a) The occurrence of a Trigger Event prior to the Redemption Date shall automatically rescind a notice of redemption and, in such circumstances, no Notes shall be redeemed.

(b) Notwithstanding any other provision of the Indenture or the Notes, a failure to provide any notice (except for the notice in Section 1103 of the Base Indenture) referred to in Article Eleven of the Base Indenture or this Article Eleven shall not have any impact on the effectiveness of, or otherwise invalidate, any redemption, or give the Holders and Beneficial Owners of the Notes any rights as a result of such failure.

Section 1109. Agreements of Holders and Beneficial Owners of Notes.

By acquiring any Note, each Holder and Beneficial Owner of such Note or any interest therein, including any Person acquiring any such Note or interest therein after the date hereof, shall be deemed to have irrevocably acknowledged and agreed with and for the benefit of the Bank and the Trustee as follows:

(a) that upon the occurrence of any redemption of Notes, such redemption shall, in each case, occur without any further action on the part of such Holder or Beneficial Owner; and

(b) that the occurrence of any redemption of Notes shall not constitute an Event of Default under the terms of the Notes or the Indenture, and following such redemption, Holders and Beneficial Owners of the Notes will not have any rights against the Bank with respect to the repayment of the principal amount of, or interest on, the Notes other than if the Redemption Price is not paid in cash as required, in which case the recourse of Holders is limited to receiving the Limited Recourse Trust Assets.

ARTICLE TWELVE

MISCELLANEOUS PROVISIONS

Section 1201. Ratification of Base Indenture.

The Base Indenture, as supplemented by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and this Seventh Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 1202. Trustee Not Responsible for Recitals.

The recitals contained herein and in the Notes, except for a Trustee’s certificate of authentication, shall be taken as the statements of the Bank, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Bank of Notes or the proceeds thereof.

Section 1203. Execution in Counterparts; E-signatures; Authorized Officer.

This Seventh Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Seventh Supplemental Indenture and of signature pages by (i) facsimile or (ii) electronic format (i.e., “.pdf” or “.tif”) transmission or (iii) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the New York Uniform Commercial Code (collectively, “Signature Law”) shall constitute effective execution and delivery of this Seventh Supplemental Indenture as to the parties hereto and may be used in lieu of the original Seventh Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, electronic format (i.e., “.pdf” or “.tif”) or any electronic signature permitted by Signature Law shall be deemed to be their original signatures for all purposes. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.

Notwithstanding anything to the contrary in the Indenture, the definition of “Authorized Officer” in the Base Indenture shall be amended by inserting the words “, or the Global Head, Capital Management and Funding” immediately following the term “Deputy Treasurer”.

Section 1204. Indenture and Notes Solely Corporate Obligations.

No recourse under or upon any obligation, covenant or agreement of the Indenture or of Notes, or for any claim based thereon or otherwise in respect thereof, shall be had against any incorporator, shareholder, officer or director, as such, past, present or future, of the Bank or of any successor corporation, either directly or through the Bank, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture and the Notes are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers or directors, as such, of the Bank or of any successor corporation, or any of them, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or the Notes or implied therefrom; and that any and all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer or director, as such, because of the creation of the indebtedness hereby authorized, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in the Notes or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Seventh Supplemental Indenture and the issue of the Notes.

Section 1205. Agreement of Subsequent Investors.

Holders or Beneficial Owners of Notes that acquire the Notes in the secondary market shall be deemed to acknowledge, agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders or Beneficial Owners of the Notes that acquire the Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes, including in relation to any NVCC Automatic Conversion.

Section 1206. Waiver of Jury Trial.

EACH OF THE BANK AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SEVENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed, all as of the day and year first above written.

BANK OF MONTREAL

By:	/s/ Paras Jhaveri
Name:	Paras Jhaveri
Title:	Global Head, Capital and Funding

COMPUTERSHARE TRUST COMPANY, N.A., as successor to Wells Fargo Bank, National Association as Trustee

By:	/s/ Corey J. Dahlstrand
Name:	Corey J. Dahlstrand
Title:	Vice President

[Signature Page to Seventh Supplemental Indenture]

Exhibit A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE BANK (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BANK OF MONTREAL

6.875% Fixed Rate Reset Limited Recourse Capital Notes, Series 6

(Non-Viability Contingent Capital (NVCC))

(Subordinated Indebtedness)

This Security will not constitute a deposit that is insured under the Canada Deposit Insurance Corporation Act or by the

United States Federal Deposit Insurance Corporation.

No.: N-	CUSIP No.: 06368L 8V1 $
Issue Date: July 29, 2025 Stated Maturity: November 26, 2085

Exh. A-1

Bank of Montreal, a Schedule I bank under the Bank Act (Canada) (herein called the “Bank”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $     (     UNITED STATES DOLLARS) on November 26, 2085, and to pay interest thereon from and including the Issue Date to, but excluding, November 26, 2030 (the “Initial Interest Reset Date”), at a rate of 6.875% per annum, and during the period from and including the Initial Interest Reset Date to, but excluding, the next Interest Reset Date and each five year period thereafter from and including such Interest Reset Date to, but excluding, the next Interest Reset Date or the Maturity Date, as applicable (a “Rate Reset Period”), at a rate per annum equal to the U.S. Treasury Rate on the applicable Interest Rate Calculation Date plus 2.976%. For each Rate Reset Period, the U.S. Treasury Rate shall be determined by the Calculation Agent on the third Business Day immediately preceding the applicable Interest Reset Date. Interest on the Securities will be payable quarterly in arrears on February 26, May 26, August 26 and November 26 of each year (each, an “Interest Payment Date”), commencing November 26, 2025. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a record date (a “Regular Record Date”) for such interest, which shall be the February 11, May 11, August 11 or November 11 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. If any Interest Payment Date, the Maturity Date or any Redemption Date falls on a day that is not a Business Day, the Bank shall postpone the making of such interest or principal payment to the next succeeding Business Day (and no interest shall be paid in respect of the delay). Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a date fixed by the Trustee (a “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Security may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. A “Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions are authorized or required by law or executive order to close in The City of New York, New York or Toronto, Ontario.

Payment of the principal of and interest on this Security shall be made at the office or agency of the Bank maintained for that purpose, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that payment of the principal of and interest on the Securities represented by one or more Global Securities registered in the name of or held by DTC or its nominee shall be payable in immediately available funds to DTC or its nominee, as the case may be, as the registered Holder of such Global Security.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Exh. A-2

Unless the certificate of authentication hereon has been executed by a Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose. The signature of the executing officer of the Bank on this Security may be manual, by facsimile, electronic format (i.e. “.pdf” or “.tif”) or any electronic signature permitted by Signature Law.

Exh. A-3

IN WITNESS WHEREOF, the Bank has caused this instrument to be duly executed.

Dated: July 29, 2025

BANK OF MONTREAL

By:
Name:	Paras Jhaveri
Title:	Global Head, Capital and Funding

Exh. A-4

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: July 29, 2025

COMPUTERSHARE TRUST COMPANY, N.A. as successor to Wells Fargo Bank, National Association,
As Trustee

By:
Name:
Title:

Exh. A-5

(REVERSE OF SECURITY)

This Security is one of a duly authorized issue of securities of the Bank (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of December 12, 2017 (the “Base Indenture”), among the Bank and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association (herein called the “Trustee”, which terms include any successor trustee under the Indenture), as amended and supplemented by the Seventh Supplemental Indenture, dated as of July 29, 2025, among the Bank and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Bank, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $1,000,000,000, provided the Bank may, without the consent of any Holder, at any time and from time to time, increase the initial principal amount.

The Securities are the Bank’s direct unsecured debt obligations, constituting subordinated indebtedness within the meaning of the Bank Act.

The indebtedness evidenced by this Security is a direct unsecured debt obligation constituting subordinated indebtedness within the meaning of the Bank Act and, in the event of the insolvency or winding-up of the Bank, the indebtedness evidenced by this Security shall rank (1) subordinate in right of payment to the prior payment in full of all Higher Ranked Indebtedness and (2) in right of payment equally with and not prior to the Junior Subordinated Indebtedness (other than the Junior Subordinated Indebtedness which by its terms ranks subordinate to the Securities), in each case, whether now outstanding or hereinafter incurred. Notwithstanding the foregoing, in the event of the occurrence of a Recourse Event, including an Event of Default, the sole remedy of the Holders shall be recourse to the Limited Recourse Trust Assets. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his, her or its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee as his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Higher Ranked Indebtedness and Junior Subordinated Indebtedness whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such Holder upon said provisions.

The Bank may, at its option, with the prior written approval of the Superintendent and without the consent of the Holders, redeem the Securities, in whole or in part, on not less than 10 days’ and not more than 60 days’ prior notice to the Holders of the Securities, on the Initial Interest Reset Date and on each February 26, May 26, August 26 and November 26 thereafter, at the Redemption Price.

Exh. A-6

The Bank may, at its option, with the prior written approval of the Superintendent and without the consent of the Holders, redeem the Securities, in whole but not in part, on not less than 10 days’ and not more than 60 days’ prior notice to the Holders of the Securities, (i) at any time following a Regulatory Event Date, or (ii) at any time following the occurrence of a Tax Event Date, in each case at the Redemption Price.

Upon any redemption by the Bank of the Preferred Shares held in the Limited Recourse Trust in accordance with the terms of such shares prior to the Maturity Date (such redemption will be subject to the prior written approval of the Superintendent), outstanding Securities with an aggregate principal amount equal to the aggregate face amount of Preferred Shares redeemed by the Bank pursuant to such redemption shall automatically and immediately be redeemed, for a cash amount equal to the Redemption Price, on a full and permanent basis, without any action on the part of, or the consent of, the Holders of Securities.

Upon the occurrence of an Event of Default, the sole remedy of a Holder shall be recourse to such Holder’s proportionate share of the Limited Recourse Trust Assets held in respect of the Securities, and all claims of the Holder against the Bank under the Securities shall be extinguished upon receipt of such Limited Recourse Trust Assets.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Bank and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Bank and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected, or in certain cases the unanimous consent of each of such Holders. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Bank with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. The Indenture prohibits the Bank from amending or varying terms of the Securities that would affect the recognition of the Securities as regulatory capital under capital adequacy requirements adopted by the Superintendent without the prior written approval of the Superintendent.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Bank, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed, provided that, as provided in and subject to the provisions of the Indenture, the sole remedy of a Holder of the Securities will be recourse to such Holder’s proportionate share of the Limited Recourse Trust Assets held in respect of the Securities. Delivery of Limited Recourse Trust Assets to the Holders of Securities shall be applied to the payment of the principal amount of the Securities, and all claims of the Holders of Securities against the Bank under the Securities will be extinguished upon receipt of the Limited Recourse Trust Assets.

Exh. A-7

No Holder shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless: (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default or a failure of the Limited Recourse Trustee to deliver such Holder’s proportionate share of the Limited Recourse Trust Assets to such Holder; (ii) the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or failure of the Limited Recourse Trustee to deliver the proportionate share of the Limited Recourse Trust Assets to a Holder, in its own name as Trustee hereunder; (iii) such Holder or Holders have offered to the Trustee full indemnity and/or security against reasonable costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee for 90 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) no direction inconsistent with such written request has been given to the Trustee during such 90-day period by the Majority Holders; it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided and for the equal and ratable benefit of all of such Holders.

For disclosure purposes under the Interest Act (Canada), whenever in the Securities of this series or the Indenture interest at a specified rate is to be calculated on the basis of a period less than a calendar year, the yearly rate of interest to which such rate is equivalent is such rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Bank in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Bank and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $200,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

Exh. A-8

Any Holder who transfers any Security shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

No service charge shall be made for any such registration of transfer or exchange, but the Bank and the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Bank, the Trustee and any agent of the Bank or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Bank, the Trustee nor any such agent shall be affected by notice to the contrary.

The following resale restriction is only applicable to residents of Canada who purchased this Security pursuant to a prospectus exemption under applicable Canadian securities laws: Unless permitted under securities legislation, the holder of this security must not trade the security before November 30, 2025.

All terms used in this Security not otherwise defined herein that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Exh. A-9